                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                      Ligand Pharmaceuticals Incorporated
                      -----------------------------------
                               (Name of Issuer)

                        Common Stock, $.001 Par Value
                        -----------------------------
                        (Title of Class of Securities)

                                   53220K207
                                --------------
                                (CUSIP Number)

                                      N/A
                                 ------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

          ___  Rule 13d-1(b)
          [X]  Rule 13d-1(c)
          ---
          ___  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

  CUSIP NO. 53220K207


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Eli Lilly and Company
       35-0470950
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
                                                                Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Indiana
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,674,960

                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6
   BENEFICIALLY           None

     OWNED BY      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          7
                          2,674,960
    REPORTING
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                 2,674,960
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                 Not Applicable                                     [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                 5.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                 CO
------------------------------------------------------------------------------

                               Page 2 of 5 Pages

Item 1(a).     Name of Issuer:

               Ligand Pharmaceuticals Incorporated


Item 1(b).     Address of Issuer's Principal
               Executive Offices:

               10275 Science Center Drive
               San Diego, CA 92121


Item 2(a).     Name of Person Filing:

               Eli Lilly and Company


Item 2(b).     Address of Principal Business
               Office or, if None, Residence:

               Lilly Corporate Center
               Indianapolis, IN  46285


Item 2(c).     Citizenship:

               Indiana


Item 2(d).     Title of Class of Securities:

               Common Stock, $.001 Par Value


Item 2(e).     CUSIP Number:

               53220K207

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)-(j)     Not applicable

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


                               Page 3 of 5 Pages

Item 4.        Ownership.

               (a)  Amount Beneficially Owned:

                    2,674,960

               (b)  Percent of Class:

                    5.6% (based on outstanding shares at October 31, 1999)

               (c) Number of shares as to which the person has:

                   Sole voting power             2,674,960

                   Shared voting power           None

                   Sole dispositive power        2,674,960

                   Shared dispositive power      None


Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.

               Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable


Item 8.        Identification and Classification of Members of the Group.

               Not applicable


                               Page 4 of 5 Pages

Item 9.        Notice of Dissolution of Group.

               Not applicable

Item 10.       Certifications.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       ELI LILLY AND COMPANY



                                       By:____________________________________
                                           Charles E. Golden
                                           Executive Vice President and
                                           Chief Financial Officer

Date:  February 10, 2000


                               Page 5 of 5 Pages